Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180503

This prospectus supplement relates to an effective registration statement, but the information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 11, 2012

Prospectus Supplement

(To prospectus dated April 9, 2012)

$

UnionBanCal Corporation

% Senior Notes due

UnionBanCal Corporation is offering $             aggregate principal amount of its     % Senior Notes due     , referred to in this prospectus supplement as the “notes.” The notes will bear interest at the rate of     % per annum. Interest on the notes is payable on             and             of each year, beginning on     , 2012. The notes will mature on        ,     . We may redeem the notes in whole or in part at any time prior to their maturity at the redemption price described in this prospectus supplement. The notes will not be subject to repayment at the option of the holders. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The notes will be our senior unsecured obligations and will rank senior to all of our existing and future subordinated debt and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. We do not plan to list the notes on any national securities exchange.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes are not savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Note		Total
Price to Public		%	$
Underwriting Discounts		%	$
Proceeds to Us (before expenses)		%	$

The price to the public set forth above does not include accrued interest, if any. Interest on the notes will accrue from June     , 2012.

We expect that delivery of the notes will be made only in book-entry form through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking S.A., on or about June     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Mitsubishi UFJ Securities	Morgan Stanley

The date of this prospectus supplement is June     , 2012.

Prospectus Supplement

(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Accordingly, you should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by or on behalf of us and the documents incorporated by reference herein or therein. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which it has been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “UnionBanCal Corporation”, “the company”, “we”, “our”, “us” or similar terms refer to UnionBanCal Corporation, together with its subsidiaries. The securities described in this prospectus supplement will not be obligations of, or guaranteed by, our indirect parent company, Mitsubishi UFJ Financial Group, Inc. (“MUFG”), or any other affiliate of ours.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, we file reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549, or on the internet at http://www.sec.gov, which is a website maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus, and any information filed with the SEC by us after the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such documents which have been furnished rather then filed):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2012; and

•	Current Report on Form 8-K dated March 12, 2012.

(ii)

We also incorporate by reference any future filings (other than filings or portions of filings deemed furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus supplement.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, other than an exhibit to any such document unless that exhibit is specifically incorporated by reference into such document. Requests should be directed to Investor Relations, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104 (telephone 415-765-2969).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein include or may include forward-looking statements, which include expectations for our operations and business and our assumptions for those expectations, and which are subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words “believe,” “expect,” “target,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “potential,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” or “may.” These forward-looking statements are intended to provide investors with additional information with which they may assess our future potential. All of these forward-looking statements are based on assumptions about an uncertain future and are based on information known to our management at the date of these statements. We do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Do not rely unduly on forward-looking statements. Actual results might differ significantly compared to our expectations. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, each of which is incorporated by reference herein, and “Risk Factors” contained in this prospectus supplement, for factors to be considered when reading any forward-looking statements.

(iii)

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections contained and incorporated by reference herein, and the documents incorporated by reference herein, which are described under “Where You Can Find More Information”.

UnionBanCal Corporation

We are a California-based, financial holding and commercial bank holding company whose major subsidiary, Union Bank, N.A. (“Union Bank”), is a commercial bank. Union Bank provides a wide range of financial services to consumers, small businesses, middle-market companies and major corporations. As of March 31, 2012, Union Bank operated 406 branches in California, Oregon, Washington, Texas and New York, as well as two international offices. We are an indirect wholly-owned subsidiary of MUFG.

On March 9, 2012, we entered into a definitive agreement and plan of merger to acquire Pacific Capital Bancorp (“PCB”), a bank holding company headquartered in Santa Barbara, California, pursuant to which each outstanding share of common stock of PCB will be converted into the right to receive $46.00 per share in cash, without interest, for total consideration of approximately $1.5 billion (the “PCB Merger”). As described in “Use of Proceeds” in this prospectus supplement, a portion of the net proceeds from this offering will be used to provide a portion of the cash funds required to consummate the PCB Merger. In April 2012, UB Leasing Corporation, one of our subsidiaries, paid us a dividend in the amount of $500 million. This cash dividend will be used for general corporate purposes, including to provide a portion of the cash funds required to consummate the PCB Merger.

Our principal executive office is UnionBanCal Corporation, 400 California Street, San Francisco, California 94104, telephone number: (415) 765-2969. Our website is located at www.unionbank.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of this website into this prospectus.

The Offering

In this portion of the “Prospectus Supplement Summary”, references to “UnionBanCal”, “we”, “us” “our” or similar words shall refer to UnionBanCal Corporation on a stand-alone basis and excluding its subsidiaries.

Issuer	UnionBanCal Corporation, a Delaware corporation.

Title	% Senior Notes due .

Aggregate Principal Amount Being Issued	$ .

Denominations	$2,000 and integral multiples of $1,000 in excess of $2,000.

Issue Date	June , 2012.

Maturity Date	, .

Interest Rate	% per annum.

Day Count Convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Date Interest Starts Accruing	June , 2012.

Interest Payment Dates	Every and , commencing on , 2012.

Form of Notes	The notes will be issued as global securities, and may be withdrawn from the depositary only in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance”.

Name of Depositary	The Depository Trust Company (“DTC”). Indirect holders that trade their beneficial interests in the global securities through DTC (including through its indirect participants, Euroclear and Clearstream) must trade in DTC’s same-day funds settlement system and pay in immediately available funds.

Optional Redemption	We may redeem the notes in whole or in part at any time prior to their maturity at the redemption price described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

Indenture and Trustee	We will issue the notes under an indenture dated as of December 8, 2003 (the “indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”).

Ranking	The notes will be our senior unsecured obligations and will rank senior to all of our existing and future subordinated debt, will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt and will be effectively subordinated to any secured indebtedness we incur, to the extent of the value of the assets securing the same, and structurally subordinated to all existing and future indebtedness of our subsidiaries, including Union Bank.

Issuance of Additional Notes	We may, from time to time, without notice to or consent of the existing holders of the notes, issue additional notes of the same series under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date; provided that such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby.

Risk Factors	An investment in the notes is subject to risks. Please refer to “Risk Factors” beginning on the next page of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, as well as other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the notes.

Conflicts of Interest	As a result of our indirect parent, MUFG, beneficially owning more than 10% of the common equity of Mitsubishi UFJ Securities (USA), Inc. and Morgan Stanley, the parent company of Morgan Stanley & Co. LLC, each an underwriter, a “conflict of interest” exists within the meaning of FINRA Conduct Rule 5121 of the Financial Industry Regulatory Authority (“Rule 5121”). Accordingly, this offering will be made in compliance with the requirements of Rule 5121. See “Underwriting—Relationships; Conflicts of Interest” in this prospectus supplement.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data as of the dates and for the periods indicated. The summary consolidated financial data as of and for the years ended December 31, 2007 through 2011 have been derived from our audited consolidated financial statements and related notes. The summary consolidated financial data as of March 31, 2012 and for the three-month period then ended have been derived from our unaudited consolidated financial statements and related notes. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of and For the Three Months Ended March 31, 2012(1)	As of and For the Years Ended December 31,
(Dollars in millions)		2011(1)	2010(1)	2009(1)	2008(1)	2007
Results of operations:
Net interest income	$653	$2,478	$2,424	$2,249	$2,051	$1,724
Noninterest income	202	816	923	727	773	799

Total revenue	855	3,294	3,347	2,976	2,824	2,523
Noninterest expense	614	2,415	2,372	2,088	1,897	1,575

Pre-tax, pre-provision income(2)	241	879	975	888	927	948
(Reversal of) provision for loan losses	(1)	(202)	182	1,114	515	81

Income (loss) from continuing operations before income taxes and including noncontrolling interests	242	1,081	793	(226)	412	867
Income tax expense (benefit)	51	318	239	(161)	128	294

Net income (loss) from continuing operations including noncontrolling interests	191	763	554	(65)	284	573
Income (loss) from discontinued operations, net of taxes	—	—	—	—	(15)	35
Deduct: Net loss from noncontrolling interests	4	15	19	—	—	—

Net income (loss) attributable to UnionBanCal Corporation	$195	$778	$573	$(65)	$269	$608

Balance sheet (end of period):
Total assets	$92,323	$89,676	$79,097	$85,598	$70,121	$55,728
Total securities	25,432	24,106	22,114	23,787	8,195	8,455
Total loans held for investment	54,322	53,540	48,094	47,220	49,564	41,135
Nonperforming assets	706	782	1,142	1,350	437	57
Core deposits(6)	53,125	52,840	50,100	56,592	38,825	33,887
Total deposits	65,089	64,420	59,954	68,518	46,050	42,680
Long-term debt	5,554	6,684	5,598	4,226	4,302	1,928
UnionBanCal stockholder’s equity	11,821	11,562	10,125	9,580	7,484	4,738
Balance sheet (period average):
Total assets	$89,449	$82,435	$83,176	$73,766	$60,908	$53,468
Total securities	24,265	21,001	22,664	12,026	8,284	8,597
Total loans held for investment	54,149	49,939	47,687	48,990	46,112	39,424
Earning assets	80,503	73,610	75,028	66,531	54,852	48,728
Total deposits	64,425	60,066	65,604	56,595	43,134	42,186
UnionBanCal stockholder’s equity	11,621	10,726	9,780	7,855	5,171	4,603

	As of and For the Three Months Ended March 31, 2012(1)	As of and For the Years Ended December 31,
		2011(1)	2010(1)	2009(1)	2008(1)	2007
Financial ratios:
Return on average assets(3):
From continuing operations	0.88%	0.94%	0.69%	(0.09)%	0.47%	1.07%
Net income	0.88	0.94	0.69	(0.09)	0.44	1.14
Return on average UnionBanCal stockholder’s equity(3):
From continuing operations	6.75	7.25	5.86	(0.83)	5.49	12.46
Net income	6.75	7.25	5.86	(0.83)	5.20	13.21
Efficiency ratio(4)	71.86	73.32	70.89	70.17	67.18	62.40
Core efficiency ratio(4)	68.76	66.31	63.57	61.44	59.74	60.68
Net interest margin(3),(5)	3.27	3.38	3.24	3.40	3.76	3.56
Tier 1 risk-based capital ratio	13.73	13.82	12.44	11.82	8.78	8.30
Total risk-based capital ratio	15.77	15.98	15.01	14.54	11.63	11.21
Leverage ratio	11.35	11.44	10.34	9.45	8.42	8.27
Tier 1 common capital ratio(7)	13.73	13.82	12.42	11.80	8.76	8.28
Tangible common equity ratio(8)	10.20	10.20	9.67	8.29	6.96	7.73
Allowance for loan losses to total loans held for investment(9)	1.30	1.43	2.48	2.87	1.49	0.98
Allowance for loan losses to nonaccrual loans(9)	121.35	119.58	123.40	103.03	177.79	722.64
Allowance for credit losses to total loans held for investment(10)	1.54	1.68	2.81	3.25	1.74	1.20
Allowance for credit losses to nonaccrual loans(10)	144.01	140.46	140.23	116.42	208.01	884.80
Net loans charged off to average total loans held for investment(3)	0.40	0.47	0.77	1.02	0.37	0.03
Nonperforming assets to total loans held for investment and other real estate owned (“OREO”)	1.30	1.46	2.37	2.86	0.88	0.14
Nonperforming assets to total assets	0.76	0.87	1.44	1.58	0.62	0.10
Nonaccrual loans to total loans held for investment	1.07	1.19	2.01	2.79	0.84	0.14

Excluding FDIC covered assets(11):
Allowance for loan losses to total loans held for investment(9)	1.30%	1.42%	2.50%	2.87%	1.49%	0.98%
Allowance for loan losses to nonaccrual loans(9)	129.95	126.26	137.32	103.03	177.79	722.64
Allowance for credit losses to total loans held for investment(10)	1.54	1.67	2.85	3.25	1.74	1.20
Allowance for credit losses to nonaccrual loans(10)	154.55	148.80	156.44	116.42	208.01	884.80
Net loans charged off to average total loans held for investment(3)	0.41	0.48	0.79	1.02	0.37	0.03
Nonperforming assets to total loans held for investment and OREO	1.04	1.17	1.91	2.86	0.88	0.14
Nonperforming assets to total assets	0.61	0.70	1.15	1.58	0.62	0.10
Nonaccrual loans to total loans held for investment	1.00	1.12	1.82	2.79	0.84	0.14

Consolidated Statements of Comprehensive Income

	For the Three Months Ended March 31, 2012(1)	For the Years Ended December 31,
(Dollars in millions)		2011(1)	2010(1)	2009(1)

Net income (loss) attributable to UnionBanCal	$195	$778	$573	$(65)

Other comprehensive income, net of tax:
Net change in unrealized losses on hedges	5	4	(40)	(54)
Net change in unrealized losses on securities	39	131	51	57
Foreign currency translation adjustment	1	(1)	1	1
Net change in pension and other benefits	16	(266)	(45)	157

Other comprehensive income (loss)	61	(132)	(33)	161

Comprehensive income attributable to UNBC	256	646	540	96
Comprehensive loss from noncontrolling interests	(4)	(15)	(19)	—

Total comprehensive income	$252	$631	$521	$96

(1)

On November 4, 2008, MUFG, through its wholly owned subsidiary, The Bank of Tokyo - Mitsubishi UFJ, Ltd. (“BTMU”), completed its acquisition of all of the remaining outstanding shares of UnionBanCal common stock (the privatization transaction). The company estimated the fair value of its tangible assets and liabilities as of October 1, 2008 and recorded fair value adjustments to its tangible assets and liabilities equivalent to the proportionate incremental percentage ownership acquired by BTMU in the privatization transaction. In addition, the company recorded goodwill and other intangible assets. The company’s financial condition starting as of December 31, 2008 and forward reflect the impact of these fair value adjustments and other amounts recorded. The company’s results of operations starting in the fourth quarter of 2008 include accretion and amortization related to the fair value adjustments.

(2)

The pre-tax, pre-provision income is total revenue less noninterest expense. Management believes that this is a useful financial measure because it enables investors and others to assess the company’s ability to generate capital to cover loan losses through a credit cycle.

(3)	Annualized.
(4)

The efficiency ratio is total noninterest expense as a percentage of total revenue (net interest income and noninterest income). The core efficiency ratio, a non-GAAP financial measure, is net noninterest expense (noninterest expense excluding privatization-related expenses and fair value amortization/accretion, foreclosed asset expense, (reversal of) provision for losses on off-balance sheet commitments, low income housing credit investment amortization expense, expenses of the consolidated Variable Interest Entities (“VIEs”), merger costs related to acquisitions, asset impairment charges and certain costs related to productivity initiatives) as a percentage of total revenue (net interest income (taxable-equivalent basis) and noninterest income), excluding impact of privatization and gains relating to productivity initiatives. Management discloses the core efficiency ratio as a measure of the efficiency of our operations, focusing on those costs most relevant to our core activities.

(5)	Amounts are presented on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.
(6)	Core deposits exclude brokered deposits, foreign time deposits and domestic time deposits greater than $250,000.
(7)

The Tier 1 common capital ratio is the ratio of Tier 1 capital, less qualifying trust preferred securities, if any, to risk-weighted assets. The Tier 1 common capital ratio, a non-GAAP financial measure, facilitates the understanding of UnionBanCal’s capital structure and is used to assess and compare the quality and composition of the company’s capital structure to other financial institutions.

(8)

The tangible common equity ratio, a non-GAAP financial measure, is calculated as tangible common equity divided by tangible assets. The methodology for determining tangible common equity may differ among companies. The tangible common equity ratio facilitates the understanding of UnionBanCal’s capital structure and is used to assess and compare the quality and composition of UnionBanCal’s capital structure to other financial institutions.

(9)	The allowance for loan losses ratios are calculated using the allowance for loan losses against end of period total loans held for investment or total nonaccrual loans, as appropriate.
(10)

The allowance for credit losses ratios are calculated using the sum of the allowances for loan losses and for losses on off-balance sheet commitments against end of period total loans held for investment or total nonaccrual loans, as appropriate.

(11)

These ratios exclude the impact of the Federal Deposit Insurance Corporation (“FDIC”) covered loans, the related allowance for loan losses and FDIC covered OREO, which are covered under loss share agreements between Union Bank and the FDIC. Such agreements are related to the April 2010 acquisitions of certain assets and assumption of certain liabilities of Frontier Bank and Tamalpais Bank. Management believes the exclusion of FDIC covered loans and FDIC covered OREO in certain asset quality ratios that include nonperforming loans, nonperforming assets, total loans held for investment and the allowance for loan losses or credit losses in the numerator or denominator provides a better perspective into underlying asset quality trends.

RISK FACTORS

In considering whether to invest in the notes, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the notes involves risk. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the notes.

Risks Relating to UnionBanCal

Please refer to “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of risk factors affecting our business and the industry that we operate in.

Risks Relating to the Notes

The notes are structurally subordinated to all liabilities of UnionBanCal’s subsidiaries.

The notes are structurally subordinated to all liabilities of UnionBanCal’s subsidiaries (including Union Bank), including without limitation, subsidiary indebtedness for borrowed money, deposits and trade payables. None of UnionBanCal’s subsidiaries has guaranteed or is otherwise obligated with respect to the notes. UnionBanCal’s right to receive assets from any of its subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if UnionBanCal were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by UnionBanCal. As of March 31, 2012, our subsidiaries (including Union Bank) had $77 billion of deposits, commercial paper and other short-term borrowings, long-term indebtedness and trade payables to which the notes would have been structurally subordinated.

Furthermore, none of UnionBanCal’s subsidiaries is under any obligation to make payments to UnionBanCal, and any payments to UnionBanCal would depend on the earnings or financial condition of its subsidiaries and various business considerations. As a holding company, a substantial portion of our cash flow typically comes from dividends our bank and non-bank subsidiaries pay to us. Statutory, contractual or other restrictions restrict UnionBanCal’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to UnionBanCal. For these reasons, UnionBanCal may not have access to any assets or cash flows of its subsidiaries to make payments on the notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness in the future. Except to the extent described under “Description of the Notes—Restrictions on Liens” in this prospectus supplement, the indenture does not limit the amount of indebtedness (whether secured or unsecured) that we or our subsidiaries could incur in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt and will be effectively subordinated to any secured indebtedness that we incur. We currently have no secured indebtedness outstanding on an unconsolidated basis. As of March 31, 2012, on an unconsolidated basis, we had no long-term indebtedness and commercial paper and other short-term borrowings outstanding that would have ranked equally in right of payment with the notes.

The notes will not contain restrictive covenants that will necessarily protect holders of notes in the event of a highly leveraged transaction.

Except to the extent described under “Description of the Notes—Restrictions on Sale of Voting Stock of a Principal Subsidiary and “—Restrictions on Liens” in this prospectus supplement, the indenture governing the notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you, including highly leveraged transactions such as a reorganization, recapitalization, restructuring, merger or other similar transactions involving us, whether or not in connection with a change of control. For instance, the indenture does not contain covenants limiting any of the following:

•	the payment of dividends to our shareholder;

•	the incurrence of additional indebtedness by us or our subsidiaries;

•	our ability and our subsidiaries’ ability to enter into sale/leaseback transactions;

•	our creation of restrictions on the ability of our subsidiaries to make payments to us;

•	our ability to engage in asset sales; and

•	our ability or our subsidiaries’ ability to enter into certain transactions with affiliates.

As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or the credit ratings of our debt securities, or otherwise adversely affect the holders of the notes. The indenture and the notes do not contain provisions that permit the holders of the notes to require us to redeem or repurchase the notes in the event of a takeover, recapitalization or similar transaction.

Changes in our credit ratings or changes in the credit markets could adversely affect the market price of the notes.

Following this offering, the market price for the notes will be based on a number of factors, including:

•	our ratings with credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets, many of which have experienced substantial turbulence over the past few years.

The condition of the credit markets and prevailing interest rates have fluctuated historically and are likely to continue to fluctuate in the future, especially if the European sovereign debt markets remain turbulent and worldwide economic uncertainties persist. Fluctuations in these factors could have an adverse effect on the price and liquidity of the notes.

In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. We cannot be sure that rating agencies will maintain their current credit ratings on the notes. A negative change in our credit ratings could have an adverse effect on the market price of the notes.

In addition, although we generally fund our operations independently of our parent companies, MUFG and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), and believe our business is not necessarily closely related to the business or outlook of BTMU or MUFG, if BTMU’s and MUFG’s credit ratings or financial condition or prospects were to decline (including as a result of any action taken by any rating agencies in respect of the sovereign rating of Japan), this could adversely affect our credit rating or harm our reputation or perceived creditworthiness and adversely affect the price and liquidity of the notes.

An active trading market may not develop for the notes.

There is no existing market for the notes and there can be no assurance that significant trading for the notes will develop or if a market does develop, that it will be maintained or that holders of notes will be able to sell their notes. Although UnionBanCal has been advised that the underwriters intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market making at any time. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

USE OF PROCEEDS

We expect to receive net proceeds from the notes offering of approximately $            , after deducting estimated expenses and underwriting discounts. We intend to use the net proceeds of this offering for the repayment of our fixed rate 5.25% subordinated notes maturing December 2013, to provide a portion of the cash funds required to consummate the PCB Merger, and for general corporate purposes. Pending final use, we may invest the net proceeds from this offering in deposits or short-term securities issued by Union Bank.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented:

	For the Three Months Ended March 31, 2012	For the Years Ended December 31,
		2011	2010	2009(1)	2008	2007
Ratios of earnings to combined fixed charges

Excluding interest on deposits	6.24x	6.96x	6.81x	(0.50)x	2.36x	3.96x

Including interest on deposits	3.33x	3.72x	2.86x	0.60x	1.44x	1.68x

(1)	The earnings for the year ended December 31, 2009 were inadequate to cover combined fixed charges. The coverage deficiency for the year was $226 million, which represents our loss before income taxes.

For purposes of computing these ratios, earnings represent consolidated income before income taxes and cumulative effects of accounting changes plus consolidated fixed charges. Combined fixed charges represent interest expense, including interest on deposits where indicated, and such portion of rental expense deemed representative of the interest factor.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness as of March 31, 2012:

•	On an actual basis; and

•

As adjusted to give effect to (i) the sale of the notes pursuant to this prospectus supplement, and (ii) the proposed sale of $             aggregate principal amount of fixed rate senior bank notes by Union Bank.

This information should be read together with our consolidated financial statements and other financial information set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2012	As Adjusted
	(Dollars in millions)
Short-Term Borrowings (1)
Federal funds purchased and securities sold under repurchase agreements by Union Bank	$1,437
Commercial paper of Union Bank	2,657
Other borrowed funds of Union Bank and other UnionBanCal subsidiaries (2)	2,586

Total short-term borrowings	$6,680	$
Long-Term Debt (1)
Senior debt:
Fixed and floating rate Federal Home Loan Bank advances of Union Bank	$3,000	$
Floating rate notes due June 2014 of Union Bank	300
Fixed rate 2.125% notes due December 2013 of Union Bank	399
Fixed rate 3.0% notes due June 2016 of Union Bank	698
% Senior Notes due of UnionBanCal Corporation	—
Note payable:
Fixed rate 6.03% notes due July 2014 of Union Bank (related to consolidated VIE)	8
Subordinated debt:
Fixed rate 5.25% notes due December 2013 of UnionBanCal	411
Fixed rate 5.95% notes due May 2016 of Union Bank	738

Total long-term debt	$5,554	$
UnionBanCal Stockholder’s Equity
Preferred stock:
Authorized 5,000,000 shares; no shares issued or outstanding	$—
Common stock, par value $1 per share:
Authorized 300,000,000 shares, 136,330,830 shares issued and outstanding	136
Additional paid-in capital	5,992
Retained earnings	6,441
Accumulated other comprehensive loss	(748)

Total UnionBanCal stockholder’s equity	$11,821	$

Total Capitalization and Indebtedness	$24,055	$

(1)	Excludes deposits.
(2)	Other borrowed funds consist of short-term federal funds purchased, short-term Federal Home Loan Bank advances, and other borrowed funds.

DESCRIPTION OF THE NOTES

The following is a brief description of certain terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the indenture, which has been incorporated by reference into the registration statement to which this prospectus supplement and the accompanying prospectus relate. In this “Description of the Notes”, references to “UnionBanCal”, “we”, “us” “our” or similar words shall refer to UnionBanCal Corporation on a stand-alone basis and excluding its subsidiaries.

General

We will issue the notes as a separate series of senior debt securities under the indenture pursuant to an officer’s certificate establishing the terms of the notes. The terms of the notes include those stated in the indenture and the officer’s certificate and those made part of the indenture by reference to the Trust Indenture Act of 1939. We filed the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. We will file the officer’s certificate establishing the terms of the notes as an exhibit to a Current Report on Form 8-K that we expect to file with the SEC on or about the issue date of the notes. The notes are not savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

We will issue the notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may, without the consent of the holders of the notes, issue additional notes of the same series as the notes, having the same ranking and the same interest rate, maturity and other terms as the notes (except for the issue date, issue price and the initial interest payment date); provided that such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes offered by this prospectus supplement and any additional such notes we may issue in the future will constitute a single series of senior debt securities under the indenture.

Payment of Principal and Interest

The notes will be issued in an initial aggregate principal amount of $             million and will mature on     ,         .

The notes will bear interest at the rate of         % per annum. Interest on the notes will accrue from June     , 2012 or from the most recent interest payment date to which interest has been paid or duly provided for. UnionBanCal will pay interest on the notes on             and              of each year, beginning ,              2012. Interest will be paid to the person in whose name such note is registered at the close of business on every              and              (whether or not a business day) preceding the related interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months and, for any period shorter than a full interest payment period, on the basis of the actual number of days elapsed per 30-day month.

If any interest payment date or the maturity date, or any date of earlier redemption, for the notes falls on a day that is not a business day, the related payment of principal of or interest or premium, if any, on the notes will be made on the next day that is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date or maturity date or date of earlier redemption, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

We will pay principal of and interest on the notes, register the transfer of notes and exchange the notes at the office of the trustee currently located at 400 South Hope St., Suite 400, Los Angeles, California 90071. So long as the notes are represented by one or more global debt securities, the principal and interest and premium, if any, payable on the notes will be paid to the nominee of DTC, as depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on the maturity date, or date of earlier redemption, and each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.

The notes will not be subject to repayment at the option of the holders.

Optional Redemption

We may, at our option at any time and from time to time, redeem the notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus             basis points plus, in each case, accrued interest to the date of redemption.

For purposes of the foregoing discussion of our optional redemption rights, the following definitions are applicable:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one such Reference Treasury Dealer Quotation is obtained, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Morgan Stanley & Co. LLC, or their respective affiliates which are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) and their respective successors plus two other Primary Treasury Dealers selected by us; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer therefor.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We (or the trustee on our behalf) will mail notice of any redemption not less than 30 days and not more than 60 days before the redemption date. If we redeem only some of the notes, it is the practice of DTC or its nominee to determine by lot the amount of notes to be redeemed by each of its participating institutions. Notice by DTC or its nominee to these participants and by participants to “street name” holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. Unless we default in payment of the redemption price on the redemption date, interest will cease to accrue on the notes or portions of notes called for redemption on and after the redemption date. On or before the redemption date, we will deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank

The covenant described below is designed to ensure that, for so long as any notes are outstanding, UnionBanCal will continue directly or indirectly to own and thus serve as the holding company for its “principal subsidiary banks.” When we use the term “principal subsidiary banks,” we mean each of:

•	Union Bank;

•	any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of UnionBanCal and its subsidiaries; or

•

any subsidiary that owns any voting shares or certain rights to acquire voting shares of any principal subsidiary bank, and their respective successors, provided any such successor is a subsidiary bank or a subsidiary, as appropriate.

As of the date of this prospectus supplement, UnionBanCal’s only principal subsidiary bank is Union Bank.

The indenture prohibits UnionBanCal, unless consent is obtained from the holders of not less than a majority in aggregate principal amount of the notes outstanding in accordance with the indenture, from:

•	selling or otherwise disposing of, and permitting a principal subsidiary bank to issue, voting shares or certain rights to acquire voting shares of a principal subsidiary bank,

•	permitting the merger or consolidation of a principal subsidiary bank with or into any other corporation, or

•	permitting the sale or other disposition of all or substantially all the assets of any principal subsidiary bank,

if, after giving effect to any one of such transactions and the issuance of the maximum number of voting shares issuable upon the exercise of all such rights to acquire voting shares of a principal subsidiary bank, UnionBanCal would own directly or indirectly less than 80% of the voting shares of such principal subsidiary bank.

These restrictions do not apply to:

•	transactions required by any law, or any regulation or order of any governmental authority,

•	transactions required as a condition imposed by any governmental authority to the acquisition by UnionBanCal, directly or indirectly, of any other corporation or entity if:

•	UnionBanCal would own at least 80% of the voting shares of the other corporation or entity;

•	the consolidated banking assets of UnionBanCal would be at least equal to its consolidated banking assets prior to the transaction, and

•	the board of directors of UnionBanCal shall have designated the other corporation or entity a principal subsidiary bank,

•	transactions that do not reduce the percentage of voting shares of such principal subsidiary bank owned directly or indirectly by UnionBanCal, or

•	transactions where the proceeds are invested within 180 days after such transaction in any one or more subsidiary banks.

The indenture does permit the following:

•	the merger of a principal subsidiary bank with and into a principal subsidiary bank or UnionBanCal;

•	the consolidation of principal subsidiary banks into a principal subsidiary bank or UnionBanCal, or

•	the sale or other disposition of all or substantially all of the assets of any principal subsidiary bank to another principal subsidiary bank or UnionBanCal.

The above covenant will not prevent the consummation by UnionBanCal of a consolidation or merger with or into another person or a transfer or lease of all or substantially all of its assets in a transaction that complies with the covenant set forth in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger or Sale.”

Restriction on Liens

The purpose of the restriction on liens covenant is to preserve UnionBanCal’s direct or indirect interest in voting shares of principal subsidiary banks free of security interests of other creditors. The covenant permits certain specified liens and liens where the senior debt securities are equally secured. The indenture prohibits UnionBanCal and its subsidiaries from creating or permitting any liens (other than certain tax and judgment liens) upon voting shares of any principal subsidiary bank to secure indebtedness for borrowed money unless the notes are equally and ratably secured. Notwithstanding this prohibition, we may create or permit the following:

•	purchase money liens and liens on voting shares of any principal subsidiary bank existing at the time such voting shares are acquired or created within 120 days thereafter,

•	the acquisition of any voting shares of any principal subsidiary bank subject to liens at the time of acquisition or the assumption of obligations secured by a lien on such voting shares,

•	under certain circumstances, renewals, extensions or refunding of the liens described in the two preceding bullets, and

•	liens to secure loans or other extensions of credit under Section 23A of the Federal Reserve Act or any successor or similar federal law or regulation.

Modification of the Indenture

In addition to the purposes for which the indenture may be modified by UnionBanCal and the trustee without the consent of holders of the notes as described under “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus, UnionBanCal and the trustee may enter into a supplemental indenture without the consent of the holders of the notes in order to conform the terms of the indenture and the notes to the descriptions thereof set forth in this prospectus supplement and in the accompanying prospectus.

Book-Entry, Delivery and Form

We will issue the notes in book-entry form, as one or more global debt securities registered in the name of DTC, which will act as depositary. Beneficial interest in book-entry notes will be shown on, and transfers of the notes will be made only through, records maintained by DTC and its participants. The provisions set forth under “Legal Ownership and Book Entry Issuance” in the accompanying prospectus will apply to the notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF NOTES

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a non-U.S. holder (as defined below) that holds the notes as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the Code, Treasury regulations promulgated under the Code, and judicial decisions and administrative interpretations thereof, all as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax laws, such as:

•	certain financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	brokers or dealers in securities or foreign currencies,

•	foreign governments or agencies,

•	certain former U.S. citizens or long-term residents,

•	controlled foreign corporations or passive foreign investment companies,

•	persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the notes, or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of the notes. You are urged to consult your tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of the notes (other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States,

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States person (as defined in the Code) have the authority to control all substantial decisions of that trust, or (ii) the trust has made an election under applicable Treasury regulations to be treated as a United States person.

“Non-U.S. holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, retirement, redemption or other disposition of a note.

Interest

Under present U.S. federal income tax law, and subject to the discussions below concerning backup withholding and withholding on payments to foreign financial entities and other foreign entities, the payment by UnionBanCal or its paying agent of interest to a non-U.S. holder that is not effectively connected with such holder’s U.S. trade or business will not be subject to U.S. federal income or withholding tax, provided the non-U.S. holder:

•

does not actually or constructively own 10% or more of the total combined voting power of all classes of UnionBanCal’s voting stock within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder,

•	is not a controlled foreign corporation that is related to UnionBanCal,

•	is not a bank holding the notes as loans made in the ordinary course of business, and

•	satisfies certain certification requirements (summarized below).

In order to meet the aforementioned certification requirement, current Treasury regulations generally require that:

•	the non-U.S. holder (or its agent) deliver to the withholding agent an IRS Form W-8BEN (or successor form), signed by the non-U.S. holder or its agent on its behalf, certifying its non-U.S. status, or

•

if the non-U.S. holder holds notes through a securities clearing organization or certain other financial institutions, the organization or institution that holds the notes provides a signed statement to the withholding agent that is accompanied by a properly completed and duly executed IRS Form W-8BEN (or successor form) provided by the non-U.S. holder to that same organization or institution.

Special rules apply to the certifications that must be provided by entities such as partnerships, estates, trusts and intermediaries. Non-U.S. holders should consult their tax advisors regarding the application of the U.S. federal income and withholding tax rules to their particular circumstances. In the event that a non-U.S. holder does not meet the foregoing requirements, interest on the notes that is not effectively connected with a U.S. trade or business conducted by the non-U.S. holder will be subject to U.S. federal income and withholding tax at a rate of 30% unless reduced by an applicable income tax treaty.

Interest on the notes that is effectively connected with a non-U.S. holder’s U.S. trade or business will not be subject to U.S. federal withholding tax if the non-U.S. holder has so certified, generally on a properly completed and duly executed applicable IRS Form W-8ECI (or successor form). Such interest will be subject to U.S. federal income tax on a net basis generally in the same manner as applicable to United States citizens, non-resident aliens and domestic United States corporations unless an applicable income tax treaty provides otherwise. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. If a non-United States holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any interest that is effectively connected with a United States trade or business will be subject to United States federal income tax generally only if such interest is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. To claim the benefit of an income tax treaty, a non-United States holder will need to provide a properly completed and duly executed IRS Form W-8BEN (or successor form).

Sale, Exchange, Retirement, Redemption or Other Disposition of the Notes

Subject to the discussion below concerning backup withholding, a non-U.S. holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, retirement, redemption or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if gain realized by the non-U.S. holder on a sale, exchange, redemption or other disposition of a note is effectively connected with the conduct of this trade or business, the non-U.S. holder will generally be taxed in the same manner as United States citizens, resident aliens, and domestic United States corporations on a net income basis, subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of corporate non-U.S. holders, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the non-U.S. holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with certain certification and information reporting requirements. Under proposed Treasury regulations that have not yet been adopted (i) the obligation to withhold under FATCA will apply to, among other items, U.S. source interest income paid on or after January 1, 2014 and gross proceeds from the disposition of property that can produce U.S. source interest income paid on or after January 1, 2015, and (ii) FATCA will not apply to obligations issued before, and not the subject of a significant modification after, January 1, 2013. Because the notes will be issued before January 1, 2013, they are expected to benefit from this exemption unless they are modified after such date, in which case payments on the notes to certain foreign entities could become subject to the FATCA withholding tax. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

General

UnionBanCal and the underwriters for the offering (the “underwriters”) named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Morgan Stanley & Co. LLC are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated opposite its name in the following table.

Underwriters	Principal Amount of Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to       % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to       % of the principal amount of notes. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per Note		%
Total	$

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts, will be approximately $2.75 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Relationships; Conflicts of Interest

The underwriters or their affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates for which they have received, or will receive, customary compensation.

As a result of our indirect parent, MUFG, beneficially owning more than 10% of the common equity of Mitsubishi UFJ Securities (USA), Inc. and Morgan Stanley, the parent company of Morgan Stanley & Co. LLC, each an underwriter, a “conflict of interest” exists within the meaning of Rule 5121. Accordingly, this offering will be made in compliance with the requirements of Rule 5121. Neither of these underwriters will confirm sales of the notes to accounts over which it exercises discretionary authority without the prior written approval of the customer. Based on publicly available reports, MUFG holds an approximately 22% interest in Morgan Stanley.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require UnionBanCal or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to UnionBanCal; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Certain other legal matters in connection with this offering will be passed upon for us by John J. King, Senior Vice President and Deputy General Counsel of UnionBanCal Corporation. The validity of the notes offered hereby will be passed upon for the underwriters by Sidley Austin LLP, New York, New York. Sidley Austin LLP has performed, and may perform in the future, certain legal services for us and our affiliates.

PROSPECTUS

$1,500,000,000

UNIONBANCAL CORPORATION

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

UnionBanCal Corporation may offer and sell the following securities to the public from time to time in one or more offerings and series:

•	preferred stock

•	depositary shares representing preferred stock

•	debt securities

All of the issued and outstanding shares of common stock of UnionBanCal Corporation are held indirectly by Mitsubishi UFJ Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan. Our principal executive offices are located at 400 California Street, San Francisco, California, 94104, telephone (415) 765-2969.

Investing in the securities being offered involves risks. See “Risk Factors” on page 2 of this prospectus.

We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 9, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1.5 billion. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “UnionBanCal Corporation,” “the company,” “we,” “our,” “us” or similar terms refer to UnionBanCal Corporation, together with its subsidiaries. The securities described in this prospectus will not be obligations of, or guaranteed by, our indirect parent company, Mitsubishi UFJ Financial Group, Inc., or any other affiliate of ours.

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus and any accompanying prospectus supplement. We are offering to sell and are seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial position, results of operations or prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, we file reports and other information with the SEC. Such reports and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549, or on the Internet at http://www.sec.gov, which is a website maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2011; and

•	Current Report on Form 8-K dated March 12, 2012.

We also incorporate by reference any future filings (other than filings or portions of filings deemed furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104 (telephone 415-765-2969).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference herein or therein include or may include forward-looking statements which are subject to the “safe harbor” created by section 27A of the Securities Act of 1933, as amended, and section 21E of the Exchange Act. These forward-looking statements are intended to provide investors with additional information with which they may assess our future potential. All of these forward-looking statements are based on assumptions about an uncertain future and are based on information available to us at the date of these statements. Do not rely unduly on forward-looking statements. There are numerous risks and uncertainties that could and will cause actual results to differ materially compared to those discussed in our forward-looking statements. Many of these factors are beyond our ability to control or predict and could have a material adverse effect on the market price of our securities, financial condition, and results of operations or prospects. Such risks and uncertainties include, but are not limited to, those referred to in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference herein. We do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made except to the extent required by the federal securities laws.

RISK FACTORS

Investment in these securities is subject to various risks, including those risks inherent in conducting the business of a diversified financial institution. Before deciding whether to invest in any securities, you should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in the applicable prospectus supplements relating to a specific offering of securities. You should consider the categories of risks identified and discussed in the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference herein, and in any subsequent filings incorporated by reference into this prospectus.

UNIONBANCAL CORPORATION

We are a California-based, financial holding and commercial bank holding company whose major subsidiary, Union Bank, N.A., is a commercial bank. Union Bank provides a wide range of financial services to consumers, small businesses, middle-market companies and major corporations, primarily in California, Oregon, Washington and Texas, as well as nationally and internationally. As of December 31, 2011, Union Bank operated 414 branches in California, Oregon, Washington, Texas and New York, as well as two international offices. We are an indirect wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc. Our Web site is located at www.unionbank.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of this website into this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization, on a consolidated basis, as of December 31, 2011. The data should be read in conjunction with the consolidated financial statements and notes thereto included in the documents incorporated by reference in this prospectus.

December 31,
(Dollars in millions except for per share amount)	2011
Borrowed Funds
Federal funds purchased and securities sold under repurchase agreements	$597
Commercial paper	2,498
Other borrowed funds (1)	588

Total commercial paper and other short-term borrowings	$3,683

Long Term Debt
Senior debt:
Fixed and floating rate Federal Home Loan Bank advances	$3,625

Floating rate notes due March 2012	500
Floating rate notes due June 2014	300
Fixed rate 2.125% notes due December 2013	399
Fixed rate 3.0% notes due June 2016	698

Note payable:
Fixed rate 6.03% notes due July 2014 (related to consolidated VIE)	8
Subordinated debt:
Fixed rate 5.25% notes due December 2013	413
Fixed rate 5.95% notes due May 2016	741

Total long-term debt	$6,684

UNBC Stockholder’s Equity:
Preferred stock:
Authorized 5,000,000 shares; no shares issued or outstanding	$—
Common stock, par value $1 per share:
Authorized 300,000,000 shares, 136,330,830 shares issued and outstanding	136
Additional paid-in capital	5,989
Retained earnings	6,246
Accumulated other comprehensive loss	(809)

Total UNBC stockholder’s equity	$11,562

TOTAL CAPITALIZATION AND INDEBTEDNESS	$21,929

(1)	Other borrowed funds consist of term federal funds purchased, short term Federal Home Loan Bank advances, and other borrowed funds.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold by us for general corporate purposes, including working capital, acquisitions and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to combined fixed charges:
Excluding interest on deposits (1)	6.96	6.81	(0.50)	2.36	3.96
Including interest on deposits	3.72	2.86	0.60	1.44	1.68

(1)

The earnings for the year ended December 31, 2009 were inadequate to cover combined fixed charges. The coverage deficiency for the year was $226 million, which represents the Company’s loss before income taxes.

For purposes of computing these ratios, earnings represent consolidated income before income taxes and cumulative effects of accounting changes plus consolidated fixed charges. Combined fixed charges represent interest expense, including interest on deposits where indicated, and such portion of rental expense deemed representative of the interest factor. We are not required to present a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, our bylaws and the Delaware General Corporation Law (“DGCL”). Our certificate of incorporation and bylaws have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 305,000,000 shares, of which 300,000,000 shares are common stock, par value $1.00 per share, and 5,000,000 shares are preferred stock, par value $1.00 per share. All of our issued and outstanding shares of common stock are held indirectly by Mitsubishi UFJ Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan. We will not offer or sell any of our shares of common stock or other securities convertible into shares of our common stock pursuant to this prospectus. At the date hereof, we have no authorized series of preferred stock and no shares of preferred stock outstanding.

Under our certificate of incorporation, our board of directors is authorized, subject to prior approval by the holders of a majority of our issued and outstanding shares of common stock and limitations prescribed by law, to issue up to 5,000,000 shares of preferred stock in one or more series. The board has discretion, subject to prior stockholder approval, to determine the number and the rights, preferences, privileges and restrictions of each series, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. We may not issue shares of common stock or fix the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of shares of preferred stock without the prior approval of the holders of a majority of the issued and outstanding shares of our common stock.

Subject to the rights, if any, of the holders of any series of preferred stock, and only with the prior approval of the holders of a majority of the shares of our issued and outstanding shares of common stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by our board of directors.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank selected by us. The bank must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a Deposit Agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). The debt securities we offer will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., acting as trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•

if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity, and the terms and conditions of any acceleration;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities or property of UnionBanCal Corporation. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of UnionBanCal Corporation or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

•

failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by UnionBanCal Corporation in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 90 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization of UnionBanCal Corporation; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. Unless otherwise indicated in the applicable prospectus supplement, an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

Unless otherwise indicated in the applicable prospectus supplement, an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

Similarly, unless otherwise indicated in the applicable prospectus supplement, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then, unless otherwise indicated in the applicable prospectus supplement, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of UnionBanCal Corporation occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We are required to file annually with the Trustee a certificate, signed by an officer of UnionBanCal Corporation, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any Subordinated Securities will be expressly subject to the discharge and defeasance provisions of the indenture.

We may discharge some of our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

A prospectus supplement may set forth modifications or additions to these provisions with respect to a particular series of Debt Securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of UnionBanCal Corporation, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future shareholder, officer or director, of UnionBanCal Corporation or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

We have obtained the information in this section concerning DTC, Clearstream, Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

General

Unless otherwise mentioned in the relevant prospectus supplement and, if necessary, the relevant pricing supplement, we anticipate that securities will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise mentioned in the relevant prospectus supplement and, if necessary, the relevant pricing supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and global securities will be registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Unless otherwise mentioned in the relevant prospectus supplement and, if necessary, the relevant pricing supplement, investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., or “Clearstream,” formerly Cedelbank, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear.” Investors may hold their interests in the securities directly if they are participants in such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. As specified in the relevant prospectus supplement or pricing supplement, a financial institution may act as depositary for Clearstream and Euroclear. We refer to these financial institutions in these capacities as the “U.S. Depositaries.” Beneficial interests in the global securities will be held in authorized denominations of such securities. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that the global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an event of default with respect to the securities represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations of such securities in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

If applicable, we will make payments with respect to all securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the securities represented by global securities. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global security;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to these beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriter will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the securities represented by that global security for all purposes of the securities. Owners of beneficial interests in the securities will not be entitled to have securities registered in their names. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of these securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934, as amended.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interacts with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear Clearance Systems plc, a Belgian corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance Systems. Euroclear Clearance Systems establishes policies for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through, or maintain a custodial relationship with, a Euroclear Participant either directly or indirectly.

The Euroclear Operator is a Belgian bank that is regulated by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to in this prospectus as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

The Euroclear Operator has advised us that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-proprietary right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator’s records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would then have the right under Belgian law only to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interest in securities on its records.

Global Clearance and Settlement Procedures

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits with respect to securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

UnionBanCal Corporation may sell preferred stock, depositary shares or any series of debt securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to UnionBanCal Corporation from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, UnionBanCal Corporation will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by UnionBanCal Corporation to one or more institutional purchasers, or through agents designated by UnionBanCal Corporation from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by UnionBanCal Corporation to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any underwriters to whom UnionBanCal Corporation sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for UnionBanCal Corporation by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of UnionBanCal Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the expenses (all of which are estimated), other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities registered under the registration statement of which this prospectus forms a part. Additional information about the estimated or actual expenses in connection with a particular offering of securities under the shelf will be provided in the applicable supplements.

Securities and Exchange Commission Registration Fee	$	0
FINRA	$	*
Transfer Agents, Trustees and Depositary’s Fees and Expenses	$	*
Printing and Engraving Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Blue Sky Fees and Expenses	$	*
Legal Fees	$	*
Rating Agency Fees	$	*
Miscellaneous (including Listing Fees, if applicable)	$	*

*	Not presently known.

$

UnionBanCal Corporation

% Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Mitsubishi UFJ Securities	Morgan Stanley